EXHIBIT 99.2
     PARTICIPANTS
Corporate Participants
Mark R. Klausner — Managing Partner
Kenneth Reali — President, Chief Executive Officer & Director
Joseph P. Slattery — Chief Financial Officer & Executive Vice President
Other Participants
Phillip Nalbone — Analyst, Wedbush Securities
Matt S. Miksic — Managing Director & Senior Research Analyst, Piper Jaffray, Inc.
Greg P. Chodaczek — Analyst, First Analysis Securities Corp.
     MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to the TranS1 First Quarter 2011 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I’d now like to introduce your host for today’s conference, Mr. Mark Klausner of Westwicke Partners. You may begin.
Mark R. Klausner, Managing Partner
Thank you, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali and its Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the year-ended December 31, 2010 and the Form 8-K filed with our earnings release.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.
Kenneth Reali, President, Chief Executive Officer & Director
Thank you, Mark. On today’s call, I will review our operating results for the first quarter and Joe will provide you with the details of our financial results. I will then provide some further information and commentary on our reimbursement strategy and progress. Worldwide, 477 AxiaLIF procedures were performed and we generated $5.1 million in revenue during the first quarter, while we continued to be impacted by our current limited reimbursement status and difficult overall conditions in the spine market. We are encouraged by the early results of our efforts to obtain payor reimbursement. As Joe will discuss, average revenue per case declined slightly, due primarily to a mix shift towards more one-level procedures. However, we continue to benefit from ancillary product revenues. In the quarter, our cash burn was $6 million. While this is higher than the fourth quarter, some of this is due to seasonality and the remainder is due to the retiming of research and development and clinical trial expenses that will have a lower impact later in the year.

Before I turn the call over to Joe, I would like to spend a few minutes reviewing the general spine market conditions and our operating progress in the quarter. Recent challenges in the lumbar spine market, due to implant pricing and medical necessity, appeared to be working their way through the system and the market is showing early signs of stabilization, although we have not yet seen evidence of improvement. The lumbar spine fusion market remains a large attractive market.

In particular, we believe that minimally invasive fusion technologies will continue to gain overall share as they demonstrate that good clinical and fusion outcomes can be achieved at a lower cost with fewer complications. These positive attributes of MIS procedures provide benefits to the patient as well as improve the overall economics to the healthcare system.

Our core AxiaLIF technology represents a unique access route to the spine via the pre-sacral approach, affording surgeons the only true, minimally-invasive option to perform lower lumbar fusion surgery. In addition, our device has been proven to have outstanding biomechanical properties due to its ability to approach the spine in an axial manner and the strength of the threaded implant. This makes it one of the most stable constructs that can be placed at the base of the spine. This combination of superior biomechanical properties and less-invasive access gives us confidence that we have — we obtain definitive physician reimbursement and generate additional clinical data, our products will ultimately be at commercial success.

As I discussed on our year-end call, we have four primary goals for 2011. Number one, to secure definitive physician reimbursement for our procedure. Number two, to optimize our direct sales force by targeting the highest-value geographies. Number three, to expand our research and development efforts by adding complementary products to AxiaLIF. And number four, to drive further clinical research and data focused on demonstrating the value of our MIS spine fusion procedure.

I’d like to update you on our progress in each of these areas in the first quarter. Our reimbursement strategy has three primary elements. First, we will continue to work with our surgeon customers to generate published, peer-reviewed clinical literature that demonstrates our procedure’s clinical efficacy and safety. Secondly, we will work to leverage this data, along with our AxiaLIF surgeon advocates, with mid-sized regional payors to secure additional positive coverage decisions for the reimbursement of the AxiaLIF procedure. Finally, we will continue to work to graduate our current category III code to a category I CPT code, and we remain on track to appear at the October AMA CPT meeting.

We announced during the quarter that two key papers have been accepted for publication. The first paper reviews efficacy data from a four site, 156-patient study with two-year follow-up and demonstrates a 94% fusion rate. This paper has been accepted for publication later this year in SPINE. The second paper is a 9,152 patient retrospective safety study that shows a 1.3% complication rate. This paper has been accepted for publication in the SAS Journal and is expected to be available later this year.

Although these papers are not yet published, the legitimacy of this clinical data as well as the positive Humana coverage decision has allowed us to gain traction in discussions with mid-sized payors. We are engaged in discussions with a growing number of these payors and while some of them have indicated an intent to cover AxiaLIF, it will take some time to work through the official policy process.

As we pursue our reimbursement goals, we continue to evaluate the size and focus of the direct sales force. We remain committed to investing in reps where there is a clear path to building a near-term, successful territory and are pursuing a geographically-focused strategic. We are focused on areas of the country with strong surgeon champions, favorable reimbursement and strong market dynamics. In areas that we currently do not have a direct sales structure in place, we are working closely with carefully selected distributors to help cover cases and [ph] seed (7:52) the market.

In the quarter, we reduced direct sales head count to further align with our geographically-focused approach. We do not anticipate that these changes will have a material impact on our business from a revenue perspective. We are also committed to prudently investing in research and development to broaden and deepen our product offerings.

Our R&D efforts in 2011 are focused in two areas, AxiaLIF product improvements and ancillary product development, including the development of MIS direct lateral and TLIF systems. On the product improvement front, the bowel retractor, MIS bone graft harvesting system and the AxiaLIF 1L+ are all progressing on schedule and we remain optimistic about their prospects. The bowel retractor limited market release has gone well and we expect full commercial launch in the second quarter. The MIS bone graft harvesting system is in limited market release and we expect to launch in the third quarter. And finally the AxiaLIF 1L+, which received FDA 510(K) clearance in the quarter, is also in limited market release and we expect to launch in the second half of the year.

We are particularly enthusiastic about the 1L+ product. We believe that the tapered tip, which increases pull-out strength and reduces the likelihood of subsidence, and the modular design, which allows the surgeon to dial in distraction, will make this an even more attractive product to our customers and also broaden its clinical appeal for L5-S1 fusions.

Additionally, we are continuing to work on our MIS direct lateral and TLIF systems, which we currently anticipate launching in 2012. We believe that overtime our position as the only provider of AxiaLIF, together with the full set of lumbar fusion solutions, will give us a sustainable competitive advantage, all focused on the value proposition around MIS spine surgery.

Finally, on the clinical research and data front, we have elected to stop enrollment in our prospective clinical trial until we have better visibility on our long-range revenue projections. As we have noted in the past, our prospective clinical trial efforts are not part of our current reimbursement plan, but a longer-term effort to demonstrate our favorable cost and outcome profile and ensure AxiaLIF becomes standard of care in lower lumbar fusion.

Although we are delaying enrollment in this trial, we are continuing with other clinical programs and remain committed to the collection of robust clinical data. We have seen a meaningful increase in interest in AxiaLIF in the spine community, which has driven an increased presence at medical meetings in 2011. Recently, AxiaLIF was featured in 17 posters or podium presentations at the AANS/CNS, the AANS Annual Meeting, the SAS Global Symposium and the Lumbar Spine Research Society meeting.

Most notably, an AxiaLIF clinical presentation authored by Dr. Neel Anand from Cedars-Sinai describing the clinical use of AxiaLIF in long construct surgery received the Best Paper award at the SAS meeting. In addition to these events already this year, we are expecting numerous positive posters and presentations at upcoming meetings, including the International Society for the Study of the Lumbar Spine in mid-June in Gothenburg, Sweden, the International Meeting on Advanced Spine Techniques in mid-July in Copenhagen, Denmark, the Scoliosis Research Society in September in Louisville, Kentucky, and The North American Spine Society in early November in Chicago. We believe that this strong podium presence will more broadly educate physicians and also help increase the profile of our AxiaLIF technology with payors. This will lead positive reimbursement decisions and increase sales momentum in the future.

I would now like to turn the call over to Joe to review our financial results. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President
Thank you, Ken, and good afternoon, everyone. For the first quarter, worldwide revenues of $5.1 million represented a quarterly sequential decrease of about 12% and a 24% decrease from the first quarter of 2010. This figure was near the top end of our revised revenue guidance range, reflective of continuing stable average revenue per case driven by ancillary products and a solid first quarter overseas.

In February, we experienced an unusually high cancellation rate which negatively impacted procedure volumes. March showed signs of stability and while it is too early to call it a trend, the number of surgeons performing an AxiaLIF procedure in the quarter increased sequentially for the first time in eight quarters.

Total domestic revenue in the first quarter was $4.6 million as compared to $5.2 million in the fourth quarter, a decrease of about 12%. Domestic average revenue per case declined slightly from the fourth quarter, but we are still well ahead of last year as a result of our price increase last April and the addition of new product offerings.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, was $4.4 million in the quarter, or 96% of total domestic revenue. Of this revenue, approximately 62% was generated in cases that utilized our one-level device and 38% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $200,000 in the quarter. We performed 369 AxiaLIF cases in the U.S. in the first quarter, a decrease from the 416 cases performed in the fourth quarter. Two-level cases, as a percentage of the total, decreased slightly to 27%. Going forward, we would anticipate that the percentage of two-level cases will be in the high 20s to low 30s, depending on surgeon mix in the quarter.

On the international front, revenues for the first quarter were approximately $560,000, a decrease of about 19% from the fourth quarter and down 18% as compared to the first quarter of 2010, largely driven by the timing of distributor orders. Our direct business in Europe increased 8% this quarter as compared to the first quarter of 2010.

Gross margin for the quarter was 74.7% compared to our guidance of 75% to 80%. The decline in Q1 was driven primarily by mix shift to OEM products, such as pedicle screws and biologics, as well as mix shift to greater international sales, all of which carry lower gross margins compared to domestic AxiaLIF. We also took a non-cash charge for obsolete inventory due to the revenue shortfall in the quarter, driven primarily by the anticipated second-half launch of our 1L+ system which will render our legacy 1L inventory obsolete at that time.

Moving on to operating expenses, total operating expenses were down 17% as compared to the first quarter of 2010 as a result of cost management efforts undertaken over the last year. Moving on to the balance sheet, we finished the quarter with approximately $36.5 million in cash and investments. Accounts receivable day sales outstanding was 63 at quarter end. Inventory turns were 0.96 in the quarter, a slight decrease from 1.04 in the fourth quarter of 2010 and an increase from 0.83 in the first quarter of 2010.

Cash burn for the quarter was $6 million. While Q1 is typically a higher quarter for cash use, we were also impacted by targeted investments in research and development, as well as lower revenue in the quarter. We continue to believe that we have adequate cash and investments to sustain the business for the foreseeable future.

Turning to guidance, we will continue to provide one quarter forward revenue guidance through 2011, as our longer-term results are less predictable. For the second quarter of 2011, we expect revenues in the range of $4.7 million to $5.4 million. For the balance of 2011, we expect gross margins in the range of 75% to 80%. Gross margin will continue to be driven by the mix between AxiaLIF and OEM products, as well as geographic mix between domestic and international business.

We anticipate the potential to see some additional inventory reserves based on case volume over the coming quarters. Although longer-range revenue visibility continues to be limited, we remain committed to controlling our cash burn. We now expect to finish calendar 2011 with $26 million to $29 million in cash and investments. This range has been reduced by $1 million from the guidance provided in February.

I will now turn the call back to Ken. Ken?
Kenneth Reali, President, Chief Executive Officer & Director
Thanks, Joe. I would now like to provide some further visibility on our strategy to gain physician payor coverage for our AxiaLIF Technology. As a reminder, in late 2008, the AMA/CPT Coding Committee created a Category 3 CPT, or T-code, for physicians to utilize for professional fee reimbursement when performing an AxiaLIF procedure. This code became effective January 1, 2009. The Coding Committee created this code as it was felt our proprietary pre-sacral access route was different enough from other open surgical approaches to achieve interbody fusion, that it warranted a separate CPT code.

It is important to note that the code was not created because the AxiaLIF procedure is different than other spine fusions in terms of the elements required for successful fusion. Similar to all other fusions, we access the spine, perform a discectomy, place our implant and place bone graft to promote fusion. As we have begun to talk with medical directors at payors over the past couple of quarters, we have been able to educate them on the distinction between the unique pre-sacral approach and the clinical aspects of the interbody fusion procedure itself. The pre-sacral approach is minimally invasive and unlike standard surgical interbody fusion procedures, does not dissect any muscles or ligaments. Importantly, our procedure has been performed over 11,000 times and has been shown to be safe.

Once payors understand that the fusion procedure is no different and that AxiaLIF’s distinguishing feature, the pre-sacral approach, is safe and can be beneficial to the patient, they are more accepting of our technology. This increasing recognition that the AxiaLIF procedure is just another fusion predicated on a different access route, coupled with our additional clinical publications accepted to SPINE and the SAS Journal provides a strong backdrop to our strategy and gaining payor coverage for our specific code.

Each week, our reimbursement team in conjunction with AxiaLIF physicians, are meeting with medical directors from multiple types of payors to educate them on these points. This focus on distinguishing the access from the procedure and a demonstration of positive clinical outcomes and a favorable safety profile was important in gaining the Humana coverage. While we cannot control the timing of further positive coverage decisions due to the individual process and logistics each medical director and payor has to work through, the depth and breadth of our payer dialogue has noticeably improved.

Once positive payor coverage decisions reach a critical mass in a regional market, we believe our sales force will be able to drive re-adoption of the AxiaLIF technology and ultimately revenue growth. Some payors, such as Humana, tend to be diversified across multiple geographies, which limits our ability to leverage a positive coverage decision quickly. Positive coverage decisions from payors who are more concentrated in a specific geography offer the opportunity to focus sales force resources to achieve a more immediate revenue impact.

In closing, we have made significant progress over the first quarter on the operational elements of our plan, but this progress will take some time to manifest itself in increased revenue. We are optimistic that we are putting the pieces in place that will bring revenue growth to our business and ultimately deliver shareholder value. Our reimbursement progress and expanding clinical publications coupled with our new products and continuous AxiaLIF improvements will be the drivers for long-term success at TranS1.
Now, we’d like to open the call up to take your questions.
   QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from Phil Nalbone of Wedbush. Your line is open.
<Q — Phillip Nalbone — Wedbush Securities>: Hi. Thank you very much for taking my questions. Joe, let me start with you on results of the quarter. The cancellations that you cited in February, what was the cause of those, was it weather related or reimbursement turbulence or both? And what do you figure it cost you in terms of revenue during the quarter?
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Hi, Phil. Yeah, it was hard to say, but it was probably about 50-50 revenue, I’m sorry, 50-50 weather and kind of a new spike in the DDD indications in certain markets where it hadn’t come up yet. So, I would say that probably was $200,000 to $300,000 impact on the business right there.
<Q — Phillip Nalbone — Wedbush Securities>: And can you comment a little bit more on what kind of trends you’re seeing right now? Was there a marked rebound in March and do you see that continuing into the new quarter?
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Yeah, you can see by our guidance range of $4.7 million to $5.4 million that we’re basically talking about a decline in February that was matched by a bit of a bounce in March, some of which was likely rescheduling of cancelled or deferred cases in February. And then, we also — there were a couple of extra selling days in March, which helped. So, we’re looking at pretty stable performance between — overall between the first quarter and the second quarter. So, Phil, it feels more like bumping along the bottom then it does directionally particularly up or particularly down right now.
<Q — Phillip Nalbone — Wedbush Securities>: Great. Let’s stick with that issue of the Q2 guidance. So, it’s really fairly flat at the midpoint relative to where you came in in the March quarter. Can you talk a little bit about whether that should be our general expectation over the next few quarters in the absence of the kind of private payors coming on board and actually beginning to process claims for AxiaLIF? Is that kind of how it’s going to be for the foreseeable future, sort of bumping along at the bottom, as you just characterized it?
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Well, Phil, you know, we only give one quarter forward guidance. What I can tell you is, typically the third quarter is pretty flat to the second quarter and the fourth quarter usually is pretty robust. That did not occur last year in the fourth quarter, which we attributed considerable amount to noise in the marketplace over the T-code. But, what we would expect is by the fourth quarter, we should be seeing the fruits of labor on a number of programs I have — we have going on, not just the payor activity.
<Q — Phillip Nalbone — Wedbush Securities>: Great. If I could slip in one more quickly for Ken, can you give us a little more detailed update on the private payor initiatives since the Humana win? Can you give us some sense for how many meetings you’ve had with medical directors to date and perhaps of those, what you think your yield is going to be in terms of getting commitments to reimbursement for AxiaLIF and when, generally speaking, do you think that this process will really start to work its way through to actual reimbursement wins?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Sure. Well, let’s take a step back quickly, Phil, and talk about how we got the Humana decision. And to reiterate what I said on the call, it’s really digging down in the weeds a little bit and understanding by payor how they put their policy coverage decisions together for interbody fusions. Some call out access as a point, some do not. For those payors that do not call out access and we can have a meeting with the medical director and explain that AxiaLIF is another interbody fusion with a different access point that is in fact safe and beneficial to the patient, that is where we get traction and those are the payors that we’re talking with now and the medical directors that we’re going in and having discussions with. How many? These happen every week, Phil. We’re fortunate enough to work with people that have significant contacts with medical directors and payors across the country and we are working as aggressively as we can to make this happen. There are a couple things at work that I can highlight. First, it’s important to note that while the papers that we cited that came out and got accepted for publication in the quarter are not yet published. So, that is certainly something we are waiting on.
Some payors like to wait until they see a paper actually in publication, at least electronically, so that is a timing factor. The other piece is just the process and the bureaucracy that it takes payors to go through and make coverage decisions. Sometimes that can be a quick process, if you hit them at a time when they’re re-reviewing their interbody fusion policies. Other times, it’s a little bit of a waiting game. I will still stand by the comment that we’ve made last quarter that by the end of the year, we expect to have a handful of positive payor coverage decisions.
<Q — Phillip Nalbone — Wedbush Securities>: Great. Ken, thank you very much. I’ll go back into the queue. Thank you.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: You’re welcome, Phil. Thank you.
Operator: Thank you. Our next question comes from Matt Miksic of Piper Jaffray. Your line is open.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Hey, thanks for taking our questions. And I think probably it’s great to see some increasing interest in the TranS1 conference calls again. The first question I wanted to drill into a little more was maybe progress in the quarter. Obviously, with February, as you mentioned, in the first quarter sequentially off from the fourth quarter in terms of procedures or revenues, that’s one side of the story.
But, I think, Ken, you mentioned or, Joe, you might have mentioned, sequential improvement in surgeons performing AxiaLIFs in the quarter. Could you talk a little bit about that and maybe what — where you’re seeing the interest? Not to get too far ahead of one quarter trend, but where are you seeing the interest, what do you think is driving that? Are these additional — are these MIS degenerative surgeons who are coming back, who are expressing interest in the procedure or are they deformity surgeons? Any color would be very interesting.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Sure, Matt, that’s a good catch, we did mention that in the call, this is Ken. And it was the first time we saw an actual uptick in AxiaLIF surgeon users in eight quarters, as we highlighted on the call. So, we think that’s an early, albeit it’s one sign, it’s an early sign of gaining some stability in the business.
Now, what is driving that, it’s really a combination of the Humana decision bringing some new surgeons onboard, as well as some of our ancillary instrumentation for AxiaLIF, some of the AxiaLIF improvements we talk about, such as the bowel retractor, attracting surgeons that maybe were concerned about the pre-sacral access and now with the bowel retractor it allows them the comfort level to try the procedure.
And even a case or two where surgeons have come back that had an early onset of a bowel perforation, and this particular device was able to alleviate their concern and bring them back. So, I would characterize the comeback in surgeon active users as those three areas, the impact of Humana early on and these AxiaLIF improvements that have driven surgeons back to the procedure. They are degenerative doctors predominately. We certainly attract a combination of physicians these days from degenerative surgeons to surgeons that treat more complex cases, but generally, they are degenerative spine physicians.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Okay. That’s helpful. The papers, I’m not sure you went into the specifics of the couple of peer-reviewed papers that you have in queue for publication, or I think one of them has, in fact, been published. Any sense of how that’s — how aware are surgeons of that data? I know you’ve been tracking the adverse event data for some time, the numbers if I remember were like 1.5%, 1.4% adverse event rates. Is that sort of the punch line in the paper that you find is playing well with surgeons, how would you compare that, maybe lay out — what would be interesting is if the papers are coming into your dialogue with surgeons, as I believe that they’re coming into your dialogue with payors, what are the highlights of those papers that you think are resonating the most with surgeons thinking about coming back to the procedure?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Sure. Well, it’s a good point and let me be clear first, Matt, that these papers are not yet published both the efficacy paper on the 156 patients in SPINE or the SAS Journal paper. The complications that you cited, the 1.3% complication rate in over 9,000 patients — those, neither one is published as of yet, so we are not actively promoting that with our sales force with physicians, we are very careful in that regard. If we have a confidential discussion with a medical director at a payor, we are able to give them those papers, just with the right verbiage that they are in press and not the final paper.
So, we are very careful how we distribute those. We do think that they will be coming out later this year and, I mean, to answer your question, I think if I’m a physician, what we’ve heard the common question is, can I get a good fusion with AxiaLIF? And certainly the 94% fusion rate is a strong endorsement for what you can get with AxiaLIF, provided you do the approach and the technique correctly.
The 1.3% complication rate, when we talk with a payor that is very relevant, Matt, because if we can get them to understand we are another interbody fusion, no different once we get to the spine, and convince them that the pre-sacral approach is safe, which that paper does, that becomes a very relevant and important conversation. But, I would say on a commercial perspective outside of payors, we have not been able to fully leverage or see the fruits of what those papers can do and that will happen later this year.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Okay, very helpful. And then, this change in mix, just to understand the increase in single-level versus two-level, any color on what that’s about? Is this the 1L+, is this — is it just the ebb and flow in terms of the mix of your business? How do — what should we make of that, if anything?
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Yeah Matt, this is Joe, I wouldn’t make too much of it. That’s why we went to the trouble of expanding our direction on that, high 20s to low 30s, is a natural surgeon mix component there. What we believe we’ll see as we get more surgeons on board is there will be pressure, downward pressure on that number as new surgeons gain comfort in their first five or ten cases typically of doing a single-level case before they start doing two-levels. Particularly now that the 1L+ plus product is all similar componentry and approach that it will become very obvious to a surgeon after he learns the 1L+, that the 2L+ is basically the same procedure.

<Q — Matt Miksic — Piper Jaffray, Inc.>: Fair enough. All right. I’ll jump out and let someone else get in the line here.
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Okay. Matt, let me just expand on that one little bit here, we have done the work to look at what our success rate is when it’s a two-level case opportunity. And the way we think about two-level is in a typical two or more level case, you can use a two-level AxiaLIF system in about 80% of them, the other 20% being limiting with AxiaLIF due to indications or trajectory, angle of trajectory. When we look at our business and our effectiveness at capturing 2L cases where it’s a two-level procedure, we win about three out of four of what we believe is available market. And what that tells us is that the surgeons that are consistent AxiaLIF users are very comfortable with the differentiated profile at L4, L5 that we offer compared to lateral or TLIF.
<Q — Matt Miksic — Piper Jaffray, Inc.>: So, just to be clear you’re — I want to make sure I understand, is that in a situation where you have an AxiaLIF user who’s comfortable with the one-level, and I suppose with the two-level, in a patient that doesn’t have some anatomical limitation that prevents you from getting to that two-level, your win rate is — what was the win rate is relative to using something else at L4, 5 your win rate is what?
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: It’s three out of five and -
<Q — Matt Miksic — Piper Jaffray, Inc.>: Okay.
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: And if you throw away one of those because of trajectory, it’s three out of four.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Okay. And then —
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Sorry, the one that we don’t get, you can imagine it could also be that it’s a much longer construct and the surgeon, he’s going to do some laterals that day anyway and he just makes a decision on that day whether it’s better to do AxiaLIF or better to do a lateral probably.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Understood. And I’ll sneak in one more here just to — when you mentioned lateral your program for developing a lateral approach of some kind, how far out are we from that approximately?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Well, we’re still on track, Matt, for launch in 2012. And we’ll start early clinical cases here this year. We’ll have some type of update in the coming quarters on how that’s progressing. But, we’re pretty excited about it. We’ll provide more details as we go forward but the synergy with AxiaLIF and the ability to sell an additional ancillary product like the direct lateral with a high value product like AxiaLIF is very compelling.
<Q — Matt Miksic — Piper Jaffray, Inc.>: Okay. Thanks so much.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Thanks, Matt.
Operator: Thank you. Our next question comes from Greg Chodaczek of First Analysis. Your line is open.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Hey, guys. Just a couple of quickies, a lot of them were already asked. With regards to Humana, you have about 10 plus million patients.

How many surgeons is that, plus, how many have you seen start-up AxiaLif now that it’s being reimbursed?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Well, Greg, one of the issues we have with Humana right now is getting to all the surgeons. It’s very difficult to ascertain a Humana surgeon number. As I mentioned in the call, Humana is the type of payor like another larger payor Cigna, Aetna, United, that’s pretty well scattered and dispersed across many geographies. And for us, it’s harder to drive instant revenue from that type of scenario versus a payor that is more concentrated geographically and you can go to a physician that’s say, it’s 60% of that payor. What we found with Humana, it’s physicians where maybe it’s anywhere from 5% to 10% of their total payor mix at Humana. And that’s a little bit harder to drive instant revenue from that.
As I mentioned, we have seen new surgeons come on board because of the Humana decision and we brought surgeons back because of that Humana decision. We are not yet broadcasting that total number. That is something we’ll share as we go down to the road, but we’re not doing that at the moment.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: And you talked about some head count cuts in sales, do you have total head count number for sales right now, can you talk about that?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Yes, we are down to 40 sales reps.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: That’s down from 52 last quarter and, again, we expect no impact on the revenue side. We are putting — our sales philosophy now is to put our direct sales representation where we have a right to win. And what does that mean? That means where we have payor coverage, positive payor coverage, where we have key opinion leaders and really where the market is more amenable to minimally-invasive spine fusion technologies. So, this — I would look at this more in the first quarter as a realignment of our sales force with our ongoing strategy.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay. And with regarding the regional insurance companies that you’re going after, when they make a decision, is it typical that they make a decision in October, it starts January 1st?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Not necessarily. With what we’re trying to do, really, Greg, which is piggyback on an existing payor coverage decision, that would not be the case. What we’re — again our strategy is, if they cover interbody fusion and they don’t call out access as part of that coverage policy, but it’s just we cover interbody fusion, our argument is, look, AxiaLIF is an interbody fusion. The difference is and why we have the separate code is because of our access, but our access is safe.
So, that type of decision where they’re really not making decision on a universal coverage policy but rather just to cover this specific code, which the medical director becomes convinced and understands is another interbody fusion, that’s not date dependent. There is, again, some logistics and bureaucracy that has to be gone through to get there and that’s certainly — we’re in the mix with some payors today, but it’s not a timing thing where it’s got to be like a January 1st date.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay. And so, no pun intended, you’re trying to slip through the back door on some of these?

<A — Kenneth Reali — President, Chief Executive Officer & Director>: Well, it’s not necessarily slipping through the back door. It’s really making the —
<Q — Greg Chodaczek — First Analysis Securities Corp.>: I know what you mean.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: — making an educated argument and discussion and dialogue with the medical director. And as I mentioned, we’re getting a lot of traction and that’s going quite well.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: And if you look at all those potential regionals or larger insurance companies, how many — without me doing the research, how many out there actually call out the access to the fusion or the procedure?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: That’s a hard one to get to. We’ve certainly called on a very good list of payors that do that.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: And we’re having dozens of meetings going forward, as I mentioned, each week, not dozens each week, but multiple meetings each week with medical directors. So, at this point, I would say that that’s how we’re going forward and that seems to be gaining traction for us. The other piece to this, beyond how the policy is written, is the relationship amongst medical directors. You know, one of our reimbursement people describes it as a web and a lot of them are interconnected, medical directors have relationships with one another and that’s certainly something beyond the access piece that we’re leveraging with payors as we go forward.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay. And one more, and then I’ll go back in the queue here. With regards to your lateral product, you’re talking about 2012, I’m assuming it’s a 510(k). Our friends out in San Diego, they tout the use of neuromonitoring. There’s been a piece that recently came out that I got whacked for even writing about, with thigh symptoms with regards to lateral access in soleus muscle. Can you talk about — are you taking a different approach or you worried about that study? Do you need neuromonitoring? I know this is stuff we’ll out find out later, but can you give us a sneak preview on why you’re going to be any different than all the other larger companies that are going after AxiaLIF now?
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Well, I think, obviously, you have to remember, TranS1 is an innovative company focused on minimally invasive fusion. So, we really feel that the direct lateral approach that we’re developing in conjunction with a surgeon that has already used this in multiple cases, is truly a next generation that with some surgeons may not even need neuromonitoring. And that’s certainly something that we’re going to evaluate and look at very carefully as we go through a limited market release later this year. But, we’re pretty excited about it. We can’t get into more specifics other than that, but certainly at the appropriate time, we will provide that. Just so you are aware on the FDA side, we are already 510(K) cleared for a lateral cage which we achieved last year. So —
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: There is not a regulatory hurdle with our direct lateral. That is already through the FDA and of course the instrumentation, the retractors that we’re developing are Class 1 devices.
<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: And, Greg —
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Okay.

<A — Joseph Slattery — Chief Financial Officer & Executive Vice President>: Just to be — this is Joe. Just to be clear, we don’t have any skin in the neuromonitoring game one way or the other. So, that won’t be an area that we need to differentiate because there are certainly many surgeons for which they believe neuromonitoring is critical while others are frustrated by its lack of efficacy.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: I’m not going to go any further than that. I’m going to go jump back in the queue and let someone else have a shot.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Okay.
<Q — Greg Chodaczek — First Analysis Securities Corp.>: Thanks guys.
<A — Kenneth Reali — President, Chief Executive Officer & Director>: Thank you. Appreciate it, Greg.
Operator: Thank you. I’m showing no further questions at this time. I’ll hand the call back to Ken Reali.
Kenneth Reali, President, Chief Executive Officer & Director
Okay thank you, MiMi. Let me close by thanking all of you for taking the time to join us on our call today. I am encouraged with our recent reimbursement and clinical progress and I’m enthusiastic about our AxiaLIF technology and the future for TranS1. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thanks.
Operator: Thank you. Ladies and gentlemen, this concludes the conference for today. You may all disconnect and have a wonderful day.